Exhibit 23.2

KPMG Audit Limited	Telephone	+1 441 295 5063
Crown House	Fax	+1 441 295 9132
4 Par-la-Ville Road	Internet	www.kpmg.bm
Hamilton
HM 08
Bermuda

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Share Incentive Plan of Fidelis Insurance Holdings Limited of our report dated April 6, 2023, except Note 25 as to which the date is June 20, 2023 relating to the reverse share split and 2023 Share Incentive Plan, with respect to the consolidated financial statements of Fidelis Insurance Holdings Limited, included in its Registration Statement (Form F-1 No. 333-271270) as amended, filed with the Securities and Exchange Commission.

/s/ KPMG Audit Limited

Chartered Professional Accountants
Hamilton, Bermuda
July 3, 2023